Page 1
     LU10214                                                   (5/1/03)
Allstate Life
Insurance Company
A Stock Company

Home Office: 3100 Sanders Road, Northbrook, Illinois  60062-7154


Single Premium Deferred Annuity Certificate

This Certificate is issued to the Owner in consideration of the initial purchase payment. Allstate Life Insurance Company ("Allstate Life") will pay the benefits of this Certificate, subject to its terms and conditions.

Throughout this Certificate, "you" and "your" refer to the Owner(s) of this Certificate. "We", "us" and "our" refer to Allstate Life Insurance Company.

Contract Summary
This single premium deferred annuity provides a cash withdrawal benefit and a death benefit during the Accumulation Phase and periodic income payments beginning on the Payout Start Date during the Payout Phase.

The withdrawal benefit may be subject to a Market Value Adjustment which may result in an upward or downward adjustment of the amount distributed.

This Certificate does not pay dividends.

The tax status of this Certificate as it applies to the Owner should be reviewed each year.

The amount of interest credited to the policy is linked to the performance of the S & P 500 Index. While the value may be affected by an external index, the Certificate does not participate in any stock or equity investments.

PLEASE READ YOUR CERTIFICATE CAREFULLY.

This is a legal Certificate between the Owner(s) of this Certificate and Allstate Life Insurance Company.

Trial Examination Period
Upon written request we will provide you with factual information regarding the benefits and provisions contained in this Certificate. If you are not satisfied with this Certificate for any reason, you may cancel it by written notification within 20 days after you receive it. We will refund purchase payments less any withdrawals to you.



[GRAPHIC OMITTED][GRAPHIC OMITTED]        [GRAPHIC OMITTED][GRAPHIC OMITTED]






                         Single Premium Deferred Annuity

-------------------------------------------------------------------------

TABLE OF CONTENTS
-------------------------------------------------------------------------


THE PERSONS INVOLVED...................................................3

ACCUMULATION PHASE.....................................................4

PAYOUT PHASE...........................................................8

INCOME PAYMENT TABLES.................................................10

GENERAL PROVISIONS....................................................11

                                     Page 3
     LU10214                                                     (5/1/03)

-------------------------------------------------------------------------

THE PERSONS INVOLVED
-------------------------------------------------------------------------

Owner The person named at the time of application is the Owner of this Certificate unless subsequently changed. As Owner, you will receive any periodic income payments, unless you have directed us to pay them to someone else. This Certificate cannot be jointly owned by both a non-living person and a living person. If the Owner is a trust, the Owner will be considered a non-living person.

You may exercise all the rights stated in this Certificate, subject to the rights of any irrevocable Beneficiary.

You may change the Owner at any time by written request in a form satisfactory to us. Each change is subject to any payment we make or other action we take before we accept it. If we accept a change, the change will take effect as of the date you signed the request.

You may not assign an interest in this Certificate as collateral or security for a loan. However, you may assign periodic income payments under this Certificate before to the Payout Start Date. We are bound by an assignment only if it is signed by you and filed with us. We are not responsible for the validity of an assignment.

If more than one person is designated as Owner:

o Owner as used in this Certificate refers to all people named as Owners, unless otherwise indicated;

     o    any request to exercise ownership rights must be signed by all Owners;

     o on the death of any person who is an Owner, the surviving person(s) named as Owner(s) will continue as Owner(s), as described in the Death of Owner provision; and,

     o if any Owner is a non-living person, on the death of the Annuitant, the Death of Annuitant provision will apply.


Annuitant The Annuitant is the person(s) named on the Annuity Data Page. The Annuitant must be a living person. If the Owner is a living person, the Owner may change the Annuitant before the Payout Start Date by written notice in a form satisfactory to us. Once we accept a change, it takes effect as of the date you signed the request. Each change is subject to any payment we make or other action we take before we accept it.


Beneficiary The two classes of Beneficiaries are Primary Beneficiaries and Contingent Beneficiaries. Primary Beneficiaries and Contingent Beneficiaries are individually and collectively referred to herein as "Beneficiaries".

The Primary Beneficiary is the person(s) named on the Annuity Data Page unless later changed by the Owner. The Primary Beneficiary is the Beneficiary(ies) who is first entitled to receive benefits under this Certificate upon the death of the sole surviving Owner.

The Contingent Beneficiary is the person(s) named on the Annuity Data Page unless later changed by the Owner. The Contingent Beneficiary is entitled to receive benefits under the Certificate upon the death of the sole surviving Owner, when all Primary Beneficiary(ies) predecease the sole surviving Owner.

You may change or add Beneficiaries at any time by written request in a form satisfactory to us, unless you have designated an irrevocable Beneficiary. Once we accept a request, the change will take effect as of the date you signed the request. Any change is subject to any payment we make or other action we take before we accept the change.

If no named Beneficiary is living when the sole surviving Owner dies, or if a Beneficiary has not been named, the new Beneficiary will be:

1. your spouse, or if he or she is no longer living,
ii. your surviving children equally, or if you have no surviving children,
iii. your estate.

For purposes of this Certificate, children are natural children and adopted children.

Unless you have provided written directions to the contrary, in a form satisfactory to us, the Beneficiaries will take equal shares. If there is more than one Beneficiary in a class and one of the Beneficiaries predeceases the Owner, the deceased Beneficiary's entire share will be divided among the remaining Beneficiaries in that class in proportion to the remaining Beneficiaries' original shares.

Survivor Clause
For purposes of this Certificate, in determining whether a living person, including an Owner, Primary Beneficiary, Contingent Beneficiary, or Annuitant ("Living Person A") has survived another living person, including an Owner, Primary Beneficiary, Contingent Beneficiary, or Annuitant ("Living Person B"), Living Person A must survive Living Person B by at least 24 hours. Otherwise, Living Person A will be conclusively deemed to have predeceased Living Person B.



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ACCUMULATION PHASE
-----------------------------------------------------------------------------


Accumulation Phase The "Accumulation Phase" is the first of the two phases of this Certificate. The Accumulation Phase begins on the Issue Date stated on the Annuity Data Page. This phase will continue until the Payout Start Date unless this Certificate is terminated before this date.


Certificate Year A "Certificate Year" is the 365 day period (366 days for a leap year) beginning on the Issue Date and on each anniversary of the Issue Date ("Certificate Anniversary").


Purchase Payment The amount of the Purchase Payment is shown on the Annuity Data Page. We reserve the right to limit the amount of the Purchase Payment we will accept to a minimum of $10,000 and a maximum of $1,000,000, without prior approval.


Certificate Value Your "Certificate Value" is equal to your Purchase Payment plus credited interest less withdrawals and any applicable Withdrawal Charges, Market Value Adjustment and taxes imposed for such withdrawals.


Credited Interest Rate The Certificate offers two credited interest rates declared by us on your Certificate Issue Date. The credited interest rate will be guaranteed for one year. At the end of a Certificate Year, we will send you a renewal notice stating the Renewal Maximum Credited Interest Rate for the new Certificate Year. As explained in detail below, the credited interest rate you will receive for a particular Certificate Year will depend on whether the Index increases or decreases during the Certificate Year. Any applicable interest will be compounded and credited to your Certificate at the end of the Certificate Year. For each Certificate Year, we will credit interest for that Certificate Year based upon the Minimum and Maximum Credited Interest determined by us at the beginning of each Certificate Year. The initial Maximum credited interest rate is shown on your Annuity Data Page. Interest rates may vary based on your Certificate Value on each Certificate Anniversary. Maximum Credited Interest Rates applicable to new Certificate Years are referred to as "renewal rates."

At the end of each Certificate Year, your Maximum Credited Interest Rate for the following Certificate Year will depend on the crediting option you chose when you completed your application. The crediting options available are shown below. Once you choose your crediting option, it will be irrevocable. Your choice of crediting option appears on your Annuity Data Page.

o If the Index on a Certificate Anniversary is equal to or greater than the Index on the previous Certificate Anniversary, you will receive the Maximum Credited Interest Rate established for the crediting option you have chosen; Crediting Option A or Crediting Option B.

o If the Index on a Certificate Anniversary is lower than the Index on the previous Certificate Anniversary, you will receive the Minimum Guaranteed Credited Interest Rate as follows:

     o For Crediting Option A - your credited interest rate will be 0% for that Certificate Year, and

     o For Crediting Option B - your credited interest rate will be 2% for that Certificate Year.

The Minimum Guaranteed Credited Interest Rate will not change.


Window Period The "Window Period" is the 45 day period following the end of a Certificate Year.


Bail Out Rate During the Certificate Years in which a Withdrawal Charge will apply, if the renewal Maximum Credited Interest Rate is less than the "Bail Out Rate" you may withdraw all or a portion of your policy during the 45 day Window Period without incurring a Withdrawal Charge or any Market Value Adjustment. We must receive your request in writing during the Window Period, in a form satisfactory to us.


Index The Index for this Certificate is shown on the Annuity Data Page. The accumulated value of this Certificate is calculated using the Index which is guaranteed to apply while the Certificate is in force unless publication of the Index is discontinued, or the calculation of the Index is changed substantially. If the publication of the Index is discontinued, or the calculation of the Index is changed substantially, we will substitute a suitable index and notify you.

The Index value for a particular day is the value, calculated to the nearest 1/100 of a point, published at the end of that day. If the Index is not published that day, the first preceding Index value published will apply.


Withdrawal You have the right, subject to the restrictions and charges described in this Certificate, to withdraw part or all of your Certificate Value at any time during the Accumulation Phase. A withdrawal must be at least $250. If any withdrawal reduces the Certificate Value to less than $10,000, we may treat the request as a withdrawal of the entire Certificate Value. If you withdraw the entire Certificate Value, this Certificate will terminate.

When you make a withdrawal, your Certificate Value will be reduced by the amount paid to you and any applicable Withdrawal Charge and taxes, and adjusted for any applicable Market Value Adjustment.


Free Withdrawal Amount The Free Withdrawal Amount available in a Certificate Year is equal to 10% of the Certificate Value as of the beginning of that Certificate Year.

During each Certificate Year you may withdraw the Free Withdrawal Amount without incurring a Withdrawal Charge or Market Value Adjustment; however, the amount withdrawn may be subject to any applicable taxes. If you do not withdraw the entire Free Withdrawal Amount during a Certificate Year, any remainder is not carried forward to increase the Free Withdrawal Amount in a subsequent Certificate Year. The Free Withdrawal Amount is only available during the Accumulation Phase of the Certificate.

Withdrawal Charge A Withdrawal Charge may be assessed on certain withdrawals. Withdrawals during the Accumulation Phase in excess of the Free Withdrawal Amount will be subject to a Withdrawal Charge as follows:

Certificate Year:    1     2      3    4     5     6       7      8 and Later

Percentage:          7%    7%     7%   6%    6%    5%       5%      0%

The Withdrawal Charge is determined by multiplying the withdrawal charge percentage corresponding to the Certificate Year in the table above by the amount withdrawn that is in excess of the Free Withdrawal Amount.

Any Withdrawal Charge or Market Value Adjustment will be waived on withdrawals taken to satisfy IRS minimum distribution rules; however, the amount of the withdrawal will reduce the Free Withdrawal Amount, as described in the provision above, available in a Certificate Year. This waiver is permitted only for withdrawals that satisfy required distributions resulting solely from this Certificate.


Taxes Any premium tax relating to this Certificate may be deducted from purchase payments or the Certificate Value when the tax is incurred or at a later time.


Market Value Adjustment Period The Market Value Adjustment Period is seven years in length. The first Market Value Adjustment Period begins on the Issue Date, and a new Market Value Adjustment Period begins immediately at the end of the prior Market Value Adjustment Period.


Market Value Adjustment Withdrawals will be subject to a Market Value Adjustment as set forth below.

A Market Value Adjustment is an increase or decrease in the amount withdrawn reflecting changes in the level of interest rates since the Market Value Adjustment Period began. As used in this Certificate, the Treasury Rate is the
U. S. Treasury Constant Maturity 10 Year yield as most recently reported in Federal Reserve Bulletin Release H.15. If the publication of the U. S. Treasury Constant Maturity 10 Year yield is discontinued, or if the calculation of the yield is changed substantially, we will substitute a suitable interest rate and notify you in writing.

The Market Value Adjustment is based on the following:

     I    = the Treasury Rate for the week  preceding the  establishment  of the
            Market Value Adjustment Period;

     J    = the  Treasury  Rate  for the  week  preceding  our  receipt  of your withdrawal request;

     N    = the number of whole and partial  years from the date we receive your request until the end of the Market Value Adjustment Period.

An adjustment factor is determined from the following formula:

                                    .9 x {I - (J + .0025)} x N

The amount subject to a Market Value Adjustment is multiplied by the adjustment factor to determine the amount of the Market Value Adjustment.

Any Market Value Adjustment will be waived on withdrawals taken during the 45 day Window Period following the end of the 7th Certificate Anniversary and subsequent Certificate Anniversaries that are multiples of 7: for example the 14th and 21st Certificate Anniversaries. Any Market Value Adjustment will be waived on withdrawals taken to satisfy IRS minimum distribution rules. This waiver is permitted only for withdrawals which satisfy distributions resulting from this Certificate.

Death of Owner If you die before the Payout Start Date, the new Owner will be the surviving Owner. If there is no surviving Owner, the new Owner will be the Beneficiary(ies) as described in the Beneficiary provision.

If there is more than one new Owner taking a share of the Death Proceeds, described in the Death Proceeds provision, each new Owner will be treated as a separate and independent Owner of his or her respective share of the Death Proceeds. Each new Owner will exercise all rights related to his or her share of the Death Proceeds, including the sole right to elect one of the Option(s) below for his or her respective share. Each new Owner may designate a Beneficiary(ies) for his or her respective share, but that designated Beneficiary(ies) will be restricted to the Option chosen by the original new Owner.


The Options available to the new Owner will be determined by the applicable following Category in which the new Owner is defined. An Option will be deemed to have been chosen on the day we receive written notification in a form satisfactory to us.

Category 1. If your spouse is the sole new Owner of the entire Certificate, the Certificate will continue in the Accumulation Phase, unless your spouse chooses from Options A, B, or C, described below. If you were also the Annuitant, then your spouse will be the new Annuitant, unless he or she names a new Annuitant, as described in the Annuitant provision.

                  Your spouse may make a single withdrawal of any amount within one year of the date of your death without incurring a Withdrawal Charge; however, the amount withdrawn may be subject to a Market Value Adjustment.

Category 2. If the new Owner is a living person who is not your spouse, or if there are multiple living new Owners, the new Owner(s) must each choose from Options A, B or C, described below. If a new Owner does not choose one of these Options, Option A will apply for such new Owner.

Category 3. If the new Owner is a corporation, trust or other non-living person, the new Owner must choose between Options A or C, described below. If the new Owner does not choose either of these Options, Option A will apply.

The following Death of Owner Options are available, as applicable:

Option A. The new Owner may receive the Certificate Value payable within 5 years of the date of your death. Withdrawal Charges will be waived for any withdrawals made during this 5 year period; however the amount withdrawn may be subject to a Market Value Adjustment.

                  If the new Owner dies before the end of the 5 year period and before the complete liquidation of the Certificate Value, then the new Owner's Beneficiary(ies) will receive the remaining Certificate Value. This amount must be fully withdrawn within 5 years of the date of your death.

Option B. The new Owner may elect, within 11 months of the date of your death, to receive the Death Proceeds paid out under one of the Income Plans described in the Payout Phase section, subject to the following conditions:

                  Income payments must begin within one year of your date of death. Income payments must be payable:

                           i.       over the life of the new Owner; or
                           ii. for a guaranteed payment period of at least 5 years, but not to exceed the life expectancy of the new Owner; or
                           iii. over the life of the new Owner with a guaranteed payment period of at least 5 years, but not to exceed the life expectancy of the new Owner.

Option C. The new Owner may elect to receive the Death Proceeds in a lump sum.

All ownership rights subject to the conditions stated in this provision or any restrictions previously placed upon the Beneficiary, are available to the new Owner from the date of your death until the date on which the Death Proceeds are paid.

We reserve the right to offer additional Death of Owner Options.

If the Owner dies after the Payout Start Date, refer to the Payout Phase section of this Certificate.


Death of Annuitant If the Annuitant who is also the Owner dies before the Payout Start Date, the Death of Owner provision above applies.

If the Annuitant who is not also the Owner dies before the Payout Start Date, the Options available to the Owner will be determined by the applicable following Category in which the Owner is defined.

Category 1. If the Owner is a living person, the Certificate will continue in the Accumulation Phase with a new Annuitant.

                  The new Annuitant will be:

                    o a person you name by written request subject to the conditions described in the Annuitant provision of this Certificate; otherwise,

                    o    the youngest Owner; otherwise,

                    o    the youngest Beneficiary.

Category 2. If the Owner is a corporation, trust or other non-living person, the Owner must receive the Certificate Value payable within 5 years of the Annuitant's death.

                  Withdrawal Charges will be waived for any withdrawals made during this 5 year period; however the amount withdrawn may be subject to a Market Value Adjustment.

                  All ownership rights, subject to the conditions stated in this provision, are available to the Owner from the date of the Annuitant's death until the date on which the Death Proceeds are paid.

We reserve the right to offer additional Death of Annuitant Options.

If the Annuitant dies after the Payout Start Date, refer to the Payout Phase section of this Certificate.



Death Proceeds Before the Payout Start Date, the Death Proceeds are equal to the Certificate Value. The value of the Death Proceeds is calculated as of the day we receive the first complete request for settlement from any Owner. A complete request must include due proof of death.


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PAYOUT PHASE
------------------------------------------------------------------------------


Payout Phase The "Payout Phase" is the second of the two phases of this Certificate. The Payout Phase begins on the Payout Start Date. It continues until we make the last payment as provided by the Income Plan(s) chosen.


Payout Start Date The "Payout Start Date" is the date the Certificate Value less any applicable taxes is applied to an Income Plan. The anticipated Payout Start Date is shown on the Annuity Data Page. You may change the Payout Start Date by writing to us at least 30 days before the new Payout Start date.

The Payout Start Date must be at least 30 days after the Issue Date, and occur on or before the later of:

o        the Annuitant's 90th birthday; or

o        the 10th Certificate Anniversary.


Income Plans An "Income Plan" is a series of payments to be made on a scheduled basis to you or to another person designated by you. You may choose only one Income Plan. The Certificate Value on the Payout Start Date less any applicable taxes, will be applied to your Income Plan choice from the following list.

The "Guaranteed Payment Period" is the period of time over which income payments are guaranteed to be paid.

Income Plan 1 - Life Income with Guaranteed Payment Period We will make payments for as long as the Annuitant lives, or until the end of the Guaranteed Payment Period, if longer. The Guaranteed Payment Period may range from 0 to 360 months. If the Annuitant is age 90 or older on the Payout Start Date, the Guaranteed Payment Period may range from 60 to 360 months.

Income Plan 2 - Joint and Survivor Life Income with Guaranteed Payment Period We will make payments for as long as either the Annuitant or joint Annuitant, named at the time of Income Plan selection, lives, or until the end of the Guaranteed Payment Period, if longer. The Guaranteed Payment Period may range from 0 to 360 months. If either the Annuitant or joint Annuitant is age 90 or older on the Payout Start Date, the Guaranteed Payment Period may range from 60 to 360 months.

Income Plan 3 - Guaranteed Payment Period We will make payments for a Guaranteed Payment Period. These payments do not depend on the Annuitant's life. The minimum Guaranteed Payment Period is 60 months (120 months if the Payout Start Date occurs before the third anniversary of the Issue Date). The maximum Guaranteed Payment Period is 360 months or the number of full months between the Payout Start Date and the date that the Annuitant reaches age 100, if greater. In no event may the Guaranteed Payment Period exceed 600 months.

We reserve the right to make other Income Plans available.


Payout Terms and Conditions The income payments are subject to the following terms and conditions:

o If the Certificate Value is less than $2,000 when it is applied to the Income Plan(s) you choose, or if the Certificate Value is not enough to provide an initial payment of at least $20 when it is applied to the Income Plan(s) you choose, we reserve the right to:

     o    change the payment frequency to make the payment at least $20; or

     o terminate the Certificate and pay you the Certificate Value in a lump sum.

o If we do not receive a written selection of an Income Plan from you at least 30 days before the Payout Start Date, the Income Plan will be deemed to be Life Income with a Guaranteed Payment Period of 120 months.

o If you choose an Income Plan which depends on any person's life, we may require:

     o    proof of age and sex before income payments begin; and

     o proof that the Annuitant or joint Annuitant is still alive before we make each payment.

     o    After the Payout Start Date:,

          o a new Income Plan may not be selected nor may amounts be reallocated to a different Income Plan;

          o    the Income Plan cannot be changed and withdrawals cannot be made;
               and

          o    the Annuitant may not be changed.

o If any Owner dies during the Payout Phase, the new Owner will be the surviving Owner. If there is no surviving Owner, the new Owner will be the Beneficiary(ies) as described in the Beneficiary provision. Any remaining income payments will be paid to the new Owner as scheduled.


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INCOME PAYMENT TABLES
------------------------------------------------------------------------------


The Income Payment Tables shown below contain monthly income payment factors per $1,000 applied, which were calculated using the Annuity 2000 Mortality Tables and an annualized effective interest rate of 3%. For ages, Guaranteed Payment Periods, combinations of sex, payment frequencies, and annualized effective interest rates not shown in these examples, income payment factors will be calculated on a basis consistent with the factors shown. The adjusted age of the Annuitant is used to determine the appropriate monthly income payment factor to apply for the selected Income Plan. The adjusted age is the actual age of the Annuitant(s) on the Payout Start Date, reduced by one year for each six full calendar years between January 1, 2000 and the Payout Start Date.

Income Plan 1 - Life Income with Guaranteed Payment Period for 120 Months

============================================================================================================================

                           Monthly Income Payment for each $1,000 Applied to this Income Plan
----------------------------------------------------------------------------------------------------------------------------
------------------ ----------------------- ---------------- ---------------------- ---------------- ------------------------

 Annuitant's                                 Annuitant's                             Annuitant's
   Adjusted          Male     Female          Adjusted        Male     Female         Adjusted        Male    Female
      Age                                                                                Age

                                                 Age
------------------ ----------------------- ---------------- ---------------------- ---------------- ------------------------
------------------ ----------------------- ---------------- ---------------------- ---------------- ------------------------

       35             $3.34     $3.22             49           $3.99    $3.76             63           $5.23    $4.84
       36              3.38      3.24             50            4.05     3.81             64            5.35     4.95
       37              3.41      3.27             51            4.11     3.87             65            5.49     5.07
       38              3.45      3.30             52            4.18     3.93             66            5.62     5.20
       39              3.49      3.34             53            4.26     3.99             67            5.77     5.33
       40              3.53      3.37             54            4.33     4.06             68            5.92     5.47
       41              3.57      3.41             55            4.41     4.13             69            6.07     5.62
       42              3.62      3.44             56            4.50     4.20             70            6.23     5.78
       43              3.66      3.48             57            4.58     4.28             71            6.39     5.94
       44              3.71      3.52             58            4.68     4.36             72            6.56     6.11
       45              3.76      3.57             59            4.78     4.45             73            6.73     6.29
       46              3.81      3.61             60            4.88     4.54             74            6.90     6.48
       47              3.87      3.66             61            4.99     4.63             75            7.08     6.67
       48              3.93      3.71             62            5.11     4.73
================== ======================= ================ ====================== ================ ========================






Income Plan 2 - Joint and Survivor Life Income with Guaranteed Payment Period for 120 Months

==============================================================================================================================

                            Monthly Income Payment for each $1,000 Applied to this Income Plan
------------------------------------------------------------------------------------------------------------------------------
-------------------- ---------------------------------------------------------------------------------------------------------

                     Female Annuitant's Adjusted Age
-------------------- ---------------------------------------------------------------------------------------------------------
-------------------- ---------- ------------ ----------- ---------- ---------- ---------- ---------- --------- ---------------

      Male
   Annuitant's          35         40        45          50         55           60         65           70         75
    Adjusted
       Age
-------------------- ---------- ------------ ----------- ---------- ---------- ---------- ---------- --------- ---------------
-------------------- ---------- ---------- ---------- ---------- ----------- ---------- ------------ ----------- -------------

       35             $3.06      $3.12      $3.17      $3.22      $3.26       $3.28      $3.31        $3.32       $3.33
       40              3.10       3.18       3.26       3.32       3.38        3.43       3.46         3.49        3.51
       45              3.13       3.23       3.33       3.43       3.52        3.59       3.65         3.69        3.72
       50              3.16       3.27       3.40       3.53       3.65        3.76       3.86         3.93        3.98
       55              3.18       3.30       3.45       3.61       3.77        3.94       4.08         4.20        4.29
       60              3.19       3.33       3.49       3.68       3.88        4.10       4.31         4.51        4.66
       65              3.20       3.34       3.52       3.73       3.97        4.24       4.54         4.83        5.08
       70              3.21       3.35       3.54       3.76       4.03        4.36       4.73         5.13        5.52
       75              3.21       3.36       3.55       3.78       4.07        4.44       4.87         5.38        5.92

==================== ========== ========== ========== ========== =========== ========== ============ =========== =============

Income Plan 3 - Guaranteed Payment Period

================================= ===============================================

                                  Monthly Income Payment for each
    Specified Period              $1,000 Applied to this Income Plan
--------------------------------- -----------------------------------------------
--------------------------------- -----------------------------------------------

        10 Years                                    $9.61
        11 Years                                     8.86
        12 Years                                     8.24
        13 Years                                     7.71
        14 Years                                     7.26
        15 Years                                     6.87
        16 Years                                     6.53
        17 Years                                     6.23
        18 Years                                     5.96
        19 Years                                     5.73
        20 Years                                     5.51
================================= ===============================================



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GENERAL PROVISIONS
------------------------------------------------------------------------------


The Entire Contract The entire contract consists of this Certificate, the Master Policy, Policy Application, any written applications, the annuity data page, and any Certificate endorsements and riders.

All statements made in written applications are representations and not warranties. No statement will be used by us in defense of a claim or to void the Certificate unless it is included in a written application. If your Certificate is voided, you will receive any purchase payments, less any withdrawals, excluding accrued interest.

Unless otherwise specified, all references in this Certificate to days, months or years shall mean calendar days, months or years.

Only our officers are authorized to change the Certificate or waive a right or requirement of the Certificate. No other individual is authorized to do this.

We may not modify this Certificate without your signed consent, except to make it comply with any changes in the Internal Revenue Code or as required by any other applicable law or as otherwise permitted by the terms of this Certificate.


Master Policy Amendment or Termination The Master Policy may be amended by us, terminated by us, or terminated by the Master Policyholder without the consent of any other person. No termination completed after the issue date of this Certificate will adversely affect your rights under this Certificate. Nothing in the Master Policy will invalidate or impair any rights of Certificate owners.


Incontestability Except as provided in the Entire Certificate provision above, this Certificate will be incontestable after it has been in force during your lifetime for a period of two years from the Issue Date.


Misstatement of Age or Sex If any age or sex has been misstated, we will pay the amounts which would have been paid at the correct age and sex.

If we find the misstatement of age or sex after the income payments begin, we will:

o pay all amounts underpaid including interest calculated at an effective annual rate of 6%; or

o stop payments until the total income payments made are equal to the total amounts that would have been made if the correct age and sex had been used.


Annual Statement At least once a year, before the Payout Start Date, we will send a statement to you at the last known address we have in our records reporting Certificate Values. The effective date of the information in the annual statement will not be more than two months before the date of the mailing. We will provide you with Certificate Value information at any time upon your request. The information presented will comply with any applicable law.


Settlements We must receive due proof of death of the Owner or due proof of death of the Annuitant before the settlement of a death claim.

Any full withdrawal or payment of death proceeds under this Certificate will not be less than the minimum benefits required by any statute of the state in which the Certificate is delivered.


Deferment of Payments We reserve the right to postpone payment of any withdrawal for up to six months. If we elect to postpone payments for 30 days or more, we will pay interest as required by applicable law. Any such interest will be payable from the date the payment request is received by us to the date the payment is made.

ALLSTATE
APPLICATION FOR THE ALLSTATE MARKETSMART ANNUITY
Issued by: Allstate Life Insurance Company
P.O. Box 94620
Palatine, Illinois 60094-4260
Make check payable to: Allstate Life Insurance Company
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Annuity Number

___________________                      Issue Date ___/___/___
Required only for filed issue contracts  Required only for field issue contracts
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1.      Owner(s)
If the owner is a trust or other non-living entity, it is a surviving owner and will receive any death benefit due regardless of any beneficiaries designated on the contract.

Name ___________________________ // M  // F  Birthdate ___/__/____
Address ________________________  Soc.Sec. No./TIN ____-____-____
City _____________ State _____ Zip ____ Owner(s) Phone ____-____-____

Name ___________________________ // M  // F  Birthdate ___/__/____
Address ________________________  Soc.Sec. No./TIN ____-____-____
City _____________ State _____ Zip ____ Owner(s) Phone ____-____-____

Are the Owner(s), Annuitant and Beneficiary(ies) U.S. Citizens? // Yes // No If No, provide name and country of each (use "Special Instructions" below).
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2.      Owner Type

// Individual   // Non Grantor Trust  // Corporate/Association
// Tax Exempt/NonProfit Organization  // Minor  // Partnership
// Grantor Trust   // Qualified Plan  // Trust-Type ____________
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3.      Annuitant
Leave blank if Annuitant is the same as sole Owner; otherwise complete.

Name ___________________________ // M  // F  Birthdate ___/__/____
Address ________________________  Soc.Sec. No./TIN ____-____-____
City _____________ State _____ Zip ____
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4.      Beneficiary(ies)
Include additional beneficiary information under Special Instructions.

Primary _______________________ Relationship to Owner ______________________
Soc. Sec. No./TIN ____-____-____ Birthdate ____/__/____   _____%
Address ____________________ City ______________ State ______ Zip __________
Contingent _______________________ Relationship to Owner ___________________
Soc. Sec. No./TIN ____-____-____ Birthdate ____/__/____   _____%
Address ____________________ City ______________ State ______ Zip __________
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5.      Tax Qualified Plan Type:

// Yes   // No  (Check one - If Yes, complete the following)
// Traditional IRA  // ROTH IRA  // SEP-IRA  // Employer  // Employee _____
// Other ________ // IRA Rollover  // IRA Transfer   // Contribution $ _____
Contribution Year __
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6.      Purchase Payment Crediting Option

Initial Purchase Payment $______________________
(Includes contribution amount plus any rollover/transfer/exchange amount) (Must select one crediting option)
// Crediting Option A ___% or ___%  OR  // Crediting Option B __% or __%
                                           S&P 500 Index Linked
                                        // ___________________________
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7.      Special Instructions

______________________________________________________________________________
______________________________________________________________________________
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8.      Replacement Information

Do you have any existing annuity or life insurance contracts? // Yes // No Will this annuity replace or change any existing annuity or life insurance? // Yes // No (If Yes, complete the following.)

Company _____________________________________ Policy No. _____________________
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9.      Signature(s)  Owner(s) Signature(s) Required

I have read the above statements and represent that they are complete and true to the best of my knowledge and belief. I have read the applicable fraud warning for my state on the reverse side. I understand that withdrawals made prior to the end of a guarantee period for the MVA fixed account may be subject to a Market Value Adjustment (MVA) which may be positive or negative.

Under penalties of perjury, I certify that: (1) The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and (2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to back up withholding as a result of a failure to report all interest or dividends, or (c) the (IRS) has notified me that I am no longer subject to backup withholding, (3) I am a U.S. person (including U.S. resident alien). The Internal Revenue Service does not require your consent to any provisions of this document other than the certification required to avoid backup withholding.

Signed at ___________________________________ Date ____/___/____
                City            State
Owner(s) Signature(s) ____________________ Owner(s) Signature(s)______________
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10.     Representative Use Only

To the best of my knowledge the insured has an existing annuity or life insurance contract. // Yes // No
Do you have any reason to beleive that the annuity applied for is to replace or change any existing annuity or life insurance // Yes // No

Rep Name (Please Print) _________________ Phone No. (  ) __-____
Rep Signature ______________________ Soc. Sec. No./Rep No. _______________
E-Mail Address __________@_________  FAX No. (  ) ___-____
FL License No. _______________________ Institution _______________________

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                             IMPORTANT INFORMATION

For applicants in Arizona: Upon you written request we will provide you, within a reasonable period of time, reasonable factual information concerning the benefits and provisions of the annuity contract to you. If for any reason you are not satisfied with the contract, you may return it within 20 days after it is delivered and receive a full refund of the monies paid.

For applicants in Arkansas, Kentucky, Maine, New Mexico, Ohio, and Pennsylvania:
Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance or statement of claim containing any materially false information or conceals, for the purpose of misleading, information concerning any fact material thereto commits a fraudulent insurance act, which is a crime and subjects such person to criminal and civil penalties.

For applicants in Colorado: It is unlawful to knowingly provide false, incomplete, or misleading facts or information to an insurance company for the purpose of defrauding or attempting to defraud the company. Penalties may include imprisonment, fines, denial of insurance, and civil damages. Any insurance company or agent of an insurance company who knowingly provides false, incomplete, or misleading facts or information to a policy holder or claimant for the purpose of defrauding or attempting to defraud the policy holder or claimant with regard to a settlement or award payable from insurance proceeds shall be reported to the Colorado Division of Insurance within the Department of Regulatory Agencies.

For applicants in the District of Columbia and Tennessee: Warning: It is a crime to provide false or misleading information to an insurer for the purpose of defrauding the insurer or any other person. Penalties include imprisonment and/or fined. In addition, an insurer may deny insurance benefits if false information materially related to a claim was provided by the applicant.

For applicants in Florida: Any person who knowingly and with intent to injure, defraud, or deceive any insurer files a statement of claim or an application containing any false, incomplete, or misleading information is guilty of a felony of the third degree.

For applicants in Georgia: Any person who knowingly and with intent to injure, defraud, or deceive any insurer files a statement of claim, or an application containing any false, incomplete or misleading information may be guilty of a felony of the third degree.

For applicants in Louisiana and Oregon: Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

For applicants in New Jersey: Any person who includes any false or misleading information on an application for an insurance policy is subject to criminal and civil penalties.

FICCP11                                                 (03/03)